Exhibit 99.2

FOR IMMEDIATE RELEASE

February 17, 2015

Owens & Minor Board Commences Search for a Successor CEO at Request of President & CEO James L. Bierman

Bierman will continue to lead Owens & Minor as CEO until successor is named

RICHMOND, VA – February 17, 2015 – Owens & Minor, Inc. (NYSE:OMI), a leading healthcare logistics company, today announced that its board of directors is initiating a search to identify a successor to President & Chief Executive Officer James L. Bierman. During the board’s regular succession planning process, Bierman, 62, informed the board of his own horizon for retirement and asked that a search for his successor be initiated. Bierman will continue to serve in his current role until his successor is named, and he indicated to the board that he will be fully available to assist in the transition.

“Transitioning from one leader to another is a significant event for any company, and we believe it is vital that we identify the right person to lead Owens & Minor into the future,” said Bierman. “In looking ahead, I recognized that this executive leadership transition could take a significant amount of time. Therefore, I thought it was appropriate to begin the process now, in order to ensure a seamless transition. Owens & Minor has made great strides over the past several years realigning our organization to become a vital supply chain services provider to the healthcare industry, broadening our addressable market, optimizing our network, and capitalizing on expanded manufacturer opportunities. The organization is well positioned to realize the benefits of our unique combination of capabilities and strategic investments. I look forward to working closely with the board to ensure the organization maintains its momentum as we undertake this important transition.”

“On behalf of the board, I want to thank Jim for his continuing contributions to Owens & Minor’s progress, his commitment to the team, and his foresight in launching this process ahead of time, ensuring that we will have a well-planned and smooth succession,” said Craig R. Smith, executive chairman of Owens & Minor. “Fortunately, Jim and his team are fully committed to advancing Owens & Minor’s goals, therefore we are in position to take the time we need to find the best leader for the company. We are confident the company won’t miss a beat during this transition.”

The executive search firm Heidrick & Struggles will assist Owens & Minor in the search.

About Owens & Minor, Inc.

Owens & Minor, Inc. (NYSE:OMI) is a leading healthcare logistics company dedicated to Connecting the World of Medical Products to the Point of Care™ by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit the company website at www.owens-minor.com.

Owens & Minor, Inc.

Truitt Allcott, Director, Investor & Media Relations

804-723-7555; truitt.allcott@owens-minor.com